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                                   INDUSTRIAL LEASE
                                       SUMMARY



Landlord:          MINUK Construction Engineering, Ltd. and Samuel Minuk
                   Enterprises Limited.

Tenant:            DACO Manufacturing Limited and J.B. Manufacturing, Inc.

Date:              February 7, 1992.

Term:              Ten (10) years, August 1, 1992 to July 31, 2002.

Rent:              Net to Landlord (Canadian Dollars)



         Period                   PSF       Annual         Monthly
      8/1/92 TO 1/31/95          4.00     144,644         12,053.67
      2/1/95 TO 7/31/97          4.25     153,684.25      12,807.02
     8/1/97 TO 1/31/2000         4.75     171,764.75      14,313.73
    2/1/2000 TO 7/31/2002        5.00     180,805         15,067.08

    *All amounts are expressed in Canadian Dollars.


Leased space:           36,161 square feet

*Security Deposit:      Upon a sale of Business by the Tenant, a $15,067.08
                        security deposit will be required and held for the remainder of the term.

Article V:              HVAC
                        - Tenant to maintain service contracts
                        - If equipment requires replacement in the first 8 lease years, Landlord and Tenant split cost 50/50. Landlord pays thereafter unless due to tenant negligence.

Article VI: Tenant is required to remove Leasehold Improvements at end of Term.


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Article VII:            Assignment
                        Virtually any assignment requires Landlord's consent, which shall not be unreasonably withheld. Tenant must provide "required information" reasonably requested by Landlord, including a copy of the proposed offer or agreement, identification of and financial information concerning the Assignee. Assignment does not release Tenant of its obligations. THE LEASE DOES NOT SPECIFY TIME PERIODS FOR ADVANCE NOTICE OR A MAXIMUM RESPONSE PERIOD FOR LANDLORD.

                        Key Preconditions to Landlord's Consent:

                        1. Assignee to assume Tenants obligations in a form acceptable to Landlord.

                        2.   Tenant pays Landlord's legal fees.

                        5. Landlord may, at its options, cancel renewal or expansion rights.

                        6. Assignment must take place with 60 days of consent.

                        7. Original Tenant remains liable if Lease is disaffirmed, disclaimed or terminated by Assignee's bankruptcy Trustee.

                        CHANGE IN CONTROL OF CORPORATE TENANT CONSTITUTES AN ASSIGNMENT. TENANT IS REQUIRED TO MAKE AVAILABLE TO LANDLORD BOOKS AND RECORDS OF TENANT AND ITS SHAREHOLDERS TO SHOW THE APPLICABILITY OR
                        INAPPLICABILITY.

7.06: Tenant shall be entitled to receive notice of Landlord's intent to sell the Building. This should not be construed as a right of first refusal to purchase the Premises.
                        This may be cancellable by Landlord.
                        Tenant would have 30 days to negotiate terms of purchase.

Article XI:             Events of Default - Notable Items
                        11.01     (a)  Provides for a 15 day grace period.
                                  (b)  A BULK SALE OF TENANT'S ASSETS IS AN
                                       EVENT OF DEFAULT.
                        Upon Event of Default, the present and next 3 month's rent is due and landlord may distrain for same.


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Article XII:            Limited Non Disturbance Provisions
                        Tenant must attorn, but Landlord is required only to request, not obtain, a Non Disturbance Agreement.

Article XIV: Tenant has a one-time, 5 year renewal option at fair market rent, not to exceed $8.00 per square foot.
                        6 months notice is required.